EXHIBIT 21.1

                            CURTICE-BURNS FOODS, INC.
                         SUBSIDIARIES OF THE REGISTRANT



Curtice Burns Export Corporation
Curtice Burns Express, Inc.
Finger Lakes Packaging Co., Inc.*
Kennedy Endeavors, Inc.
La Restaurante, Inc.*
Quality Snax, Inc.*
Snyder's Potato Chips, Inc.*
Seasonal Employers, Inc.
Husman Potato Chips, Inc.
CMF Company of Canada Limited

*Inactive Corporations